FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Purchases Institutional-Quality Office Building in Midtown Manhattan from SL Green

New York, New York, August 12, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today it acquired from SL Green a 10-story office building located at 333 West 34th Street in Midtown Manhattan for $220.3 million, exclusive of closing costs. The property contains approximately 347,000 rentable square feet and is 100% leased to four tenants: The Segal Company (Eastern States), Inc.; The Metropolitan Transportation Authority; Godiva Chocolatier Inc.; and Sam Ash New York Megastores, LLC.

Michael A. Happel, Chief Investment Officer of NYRR, explained, “The purchase of 333 West 34th Street exemplifies our commitment to buying well-located, well-tenanted, stabilized assets in New York City with potential for asset appreciation and limited downside risk. This building is situated between the burgeoning Hudson Yards and Herald Square sub-markets of Midtown Manhattan, and features top-quality tenants at below market rents. With the addition of this asset, we have created a portfolio totaling approximately $775 million. We remain focused on acquiring quality New York City real estate with rents that are accretive to our distributions.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
DDCWorks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500